Exhibit 10.112

LEASE

4253 ARGOSY COURT

MADISON, WISCONSIN

TENANT:  Ursa Major Corporation

DATE:  February 1, 20219

TABLE OF CONTENTS

LEASE

4253 ARGOSY COURT

MADISON, WISCONSIN

TENANT:  Ursa Major Corporation (dba Ursa Logistics),

a Wisconsin corporation

Introductory Article

i

LEASE

THIS LEASE, made as of February 1, 2019, between Ursa Group LLC, a limited liability company organized under the laws of the State of Wisconsin, (“Landlord”) and Ursa Major Corporation (dba Ursa Logistics), a corporation organized under the laws of the State of Wisconsin (“Tenant”).

WITNESSETH THAT, in consideration of the covenants and agreements hereafter set forth, Landlord hereby lets to Tenant and Tenant hereby leases from Landlord the Premises described herein, on the following terms and conditions contained in this Lease:

INTRODUCTORY ARTICLE:

BASIC LEASE PROVISIONS AND ENUMERATION OF EXHIBITS

A.Basic Lease Provisions. The provisions of this Introductory Article are intended to be in outline form and are addressed in detail in other Articles of this Lease. In the event of any conflict, inconsistency or disagreement, the most restrictive Article shall prevail.

TENANT’S NAME: Ursa Major Corporation (dba Ursa Logistics)

LEASE TERM (Also see Article I): Approximately Ten (10) years

OPTION TERM (Also see Article 36): One (1) option to renew in favor of Tenant for one (1) five (5) year term, upon one (1) year advance written notice to Landlord.

COMMENCEMENT DATE (Also see Article 1): The Commencement Date shall be February 1, 2019.

TERMINATION DATE (Also see Article 1): January 31, 2029

PREMISES: Approximately 12,000 square feet, which includes approximately 400 square feet of first floor office space and all shop area except the most eastern 25’ x 80’ area, approximately, (hereinafter collectively referred to as the “Premises”).

BASE RENT (Also See Article 2):

Period	Annual Base Rent	Monthly Installment of Base Rent
Yr 1 1/31/2019 — 1/31/2020	$72,000.00	$6,000.00
Yr 2 2/1/2020 — 1/31/2021	$72,720.00	$6,060.00
Yr 3 2/1/2021 — 1/31/2022	$73,447.20	$6,120.60
Yr 4 2/1/2022 — 1/31/2023	$74,181.67	$6,181.81
Yr 5 2/1/2023 — 1/31/2024	$74,923.49	$6,243.62
Yr 6 2/1/2024 — 1/31/2025	$75,672.72	$6,306.06
Yr 7 2/1/2025 — 1/31/2026	$76,429.45	$6,369.12
Yr 8 2/1/2026 — 1/31/2027	$77,193.75	$6,432.81
Yr 9 2/1/2027 — 1/31/2028	$77,965.68	$6,497.14
Yr 10 211/2028 — 1/31/2029	$78,745.34	$6,562.11

(The rental amounts set forth above shall be hereinafter referred to as “Base Rent”.)

TENANT’S PROPORTIONATE SHARE (Also see Article 3): 67%

OFFSET PAYMENT: $3,125.00 per month (Also see Article 3)

PERMITTED USE (See Article 4): Tractor trailer vehicle parking and repairs and general office purposes to such use.

SECURITY DEPOSIT: $6,000.00

B.Enumeration of Exhibits. The following exhibits are attached hereto and incorporated herein by this reference, as though set forth in full herein.

EXHIBIT APlan of Premises (See Article 1)

EXHIBIT BRules and Regulations (see Article 25)

LEASE

ARTICLE 1

DEMISED PREMISES; TERM

Landlord does hereby demise and lease to Tenant, and Tenant hereby accepts, that certain space as shown on the plan attached hereto and made a part hereof as Exhibit A, designated as and consisting of approximately 12,000 rentable square feet (the “Premises”) in the building known as 4253 Argosy Court (the “Building”), situated on certain property (including all easements appurtenant thereto) in Madison, Wisconsin (the “Property”), for a term commencing on the Commencement Date pursuant to the Introductory Article and ending on the last day of ten (10) years from the Commencement Date, plus any partial month, (the “Term”), unless sooner terminated or extended as provided herein, subject to the terms, covenants, and agreements herein contained.

ARTICLE 2

RENT; BASE RENT

Tenant shall pay to Landlord or Landlord’s agent at the office of Landlord or at such other place as Landlord may from time to time designate annual Base Rent in the amount set forth in the Introductory Article, payable in advance in equal monthly installments on the first day of each and every calendar month during the Term. If the Commencement Date falls on a day other than the first day of the month, Tenant shall pay such partial month Base Rent at the Commencement Date. The initial Base Rent rate is Six Thousand and 00/100 Dollars ($6,000.00). Base Rent shall increase each year during the Term as set forth on the table of Base Rent contained in the Introductory Article. If the Term ends on a day other than the last day of a calendar month, then the Base Rent for such fractional month shall be prorated on the basis of 1/365th of the annual Base Rent for each day of such fractional month. Base Rent and Additional Rent (as hereinafter defined) shall be payable without any prior demand therefor and without any deductions or set-offs whatsoever. Base Rent, Additional Rent and all other sums payable by Tenant hereunder are sometimes referred to herein collectively as “Rent”.

ARTICLE 3

ADDITIONAL RENT

Tenant agrees that it shall pay the additional charges described below (“Additional Rent”) with respect to each calendar year of the Term (except as set forth below), or portion thereof, including the calendar year in which the Lease terminates.

(A)Tenant shall pay to Landlord an amount equal to Tenant’s Proportionate Share of the Ownership Taxes payable by Landlord during each calendar year of the Term. Tenant’s Proportionate Share of such Ownership Taxes is agreed to be 66%, being the percentage calculated by dividing the rentable area contained in the Premises (approximately 12,000 SF) by the rentable area of the Building (18,000 SF).

Ownership Taxes shall mean all taxes and assessments of every kind and nature which Landlord shall be first obligated to pay during each calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, and operation of the Building and the

Property subject to the following:

(i)the amount of ad valorem real and personal property taxes against Landlord’s real and personal property to be included in Ownership Taxes shall be the amount levied for or during such calendar year, notwithstanding that such taxes are payable in a subsequent calendar year. The amount of any tax refunds received by Landlord shall be deducted from Ownership Taxes for the calendar year during which such Ownership Taxes were payable;

(ii)the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable during the calendar year in respect of which Ownership Taxes are being determined;

(iii)there shall be excluded from Ownership Taxes all income taxes, excess profits taxes, franchise, capital stock, and inheritance or estate taxes; and

(iv)Ownership Taxes shall also include Landlord’s reasonable costs and expenses (including attorneys’ fees) in contesting or attempting to reduce any Ownership Taxes for any calendar year.

(B)Tenant shall pay to Landlord an amount equal to Tenant’s Proportionate Share of Operating Expenses for each calendar year of the Term. Tenant’s Proportionate Share of such Operating Expenses is agreed to be 66% (calculated as set forth in Article 3(A) herein).

Operating Expenses shall mean all expenses, incurred or paid on behalf of Landlord for the ownership, management, operation, maintenance and repair of, and necessary replacements in, the Building including the land on which it is located which, in accordance with generally accepted accounting practice as applied to the operation and maintenance of similar buildings, are properly chargeable to the ownership, management, operation, maintenance and repair of, and necessary replacements in, the Building including the land on which it is located. Operating Expenses include, without limitation and except as limited elsewhere in this Article, the cost of exterior window washing, snow removal, landscaping, repair or replacement of the roof and of any Building systems and improvements, expenditures required under any governmental law or regulation, installation, maintenance, inspection and repair of fire safety systems, including sprinkler and smoke detection systems, wages and union benefits of engineers and other employees (including the amount of any social security taxes, unemployment insurance contributions and “fringe benefits”), insurance premiums, fuel costs and utility costs, management fees, whether internal or paid to a third party, legal and accounting expenses, and amortization of the costs of any capital improvement to the Property, as reasonably amortized by Landlord, with interest at three percent (3%) over the prime rate of interest as published from time to time in The Wall Street Journal on the unamortized amount of such costs. All such capital costs shall be amortized over the lesser of (i) the reasonable life of the capital improvement items or (ii) if applicable, the economic payback period of the items, with the reasonable life/economic payback period and amortization schedule being determined in accordance with sound management accounting principles.

Notwithstanding the foregoing, Operating Expenses shall not include:

(i)costs of alterations and decoration of tenant spaces;

(ii)depreciation, interest and principal payments on mortgages, and other debt costs, if any, ground rent or original construction costs of the Building;

(iii)costs of capital improvements, except for such costs including interest thereon, as reasonably determined and amortized over their payback period or useful life by Landlord, where (a) one of the purposes of such capital improvements was to reduce Operating Expenses, or (b) such capital improvement was required due to any regulation, ordinance or statute of any applicable governmental body;

(iv)real estate brokers’ leasing commissions or compensation;

(v)capital expenditures for expansion of the Building;

(vi)payments to affiliates of Landlord for goods and/or services in excess of what would be paid to non-affiliated parties for such goods and/or services in an arm’s length transaction;

(vii)legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building;

(viii)costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building;

(ix)any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source;

(x)interest and amortization of funds (except as expressly set forth above), costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; and

(xi)income, excess profits, franchise taxes or other taxes imposed on the income of Landlord from the Building, except future taxes on rent.

(C)In order to provide for current payments on account of Ownership Taxes and Operating Expenses payable for each calendar year during the Term of this Lease, Tenant agrees, at Landlord’s request, to pay, as Additional Rent, Tenant’s Proportionate Share of Ownership Taxes and Operating Expenses due for any calendar year, as reasonably estimated by Landlord from time to time, in twelve (12) monthly installments, each in an amount equal to 1/12th of Tenant’s Proportionate Share so estimated by Landlord commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount of such estimated Tenant’s Proportionate Share of Ownership Taxes and Operating Expenses. If the Commencement Date falls on a day other than the first day of the month, Tenant shall pay Tenant’s Proportionate Share of such partial month Ownership Taxes and Operating Expenses at the Commencement Date. If, as finally determined (whether in the succeeding calendar year at the time of delivery of the annual report provided for in subparagraph (D) hereof, or in the current calendar year when the final amount of any portion of Ownership Taxes for a calendar year becomes known to Landlord), Tenant’s Proportionate Share of Operating Expenses or Ownership Taxes shall be greater than or be less than the aggregate of all installments so paid on account to the Landlord (and which are applicable to such calendar year) prior to receipt of an invoice from Landlord, then Tenant upon receipt of such invoice shall pay to Landlord the amount of such underpayment, or the Landlord shall credit Tenant for the amount of such overpayment, as the case may be. It is the intention hereunder to estimate the amount of Ownership Taxes and Operating Expenses from time to time for each year and then to adjust such estimate from time to time based on actual Ownership Taxes and Operating Expenses for such calendar year. Landlord’s current estimate for Ownership Taxes and Operating Expenses for 2018 is $2.28 per square foot.

(D)Landlord shall deliver to Tenant after the close of each calendar year (including the calendar year in which this Lease terminates), a statement containing the following:

(i)the amount of the Operating Expenses and Ownership Taxes for such calendar year; and

(ii)the estimate of Tenant’s Proportionate Share of Ownership Taxes and Operating Expenses for the current calendar year.

In the event that any additional charge results in a net increase in the amount of Additional Rent due Landlord, Tenant shall and hereby agrees to pay to Landlord within ten (10) days following Tenant’s receipt of an invoice from time to time from Landlord an amount equal to such additional charge for such prior calendar year, or portion thereof. Failure or delay in delivering any such statement or invoice, or failure or delay in computing the Additional Rent pursuant to this Article 3, shall not be deemed a waiver by Landlord of its right to deliver such items nor shall any such failure or delay be deemed a release of Tenant’s obligations with respect to any such statement or invoice, or constitute a default hereunder. All Additional Rent payable hereunder shall be made without any deductions or set-offs whatsoever.

(E)The obligation of the Tenant with respect to the payment of Rent due hereunder, including, without limitation, Additional Rent and the obligation of Landlord to credit Tenant for any overpayment of Additional Rent shall survive the expiration or termination of this Lease. Any payment, refund, or credit made pursuant to this Article shall be made without prejudice to any right of the Landlord to correct any items as billed pursuant to the provisions hereof. In the event that this Lease shall have been in effect for less than the full calendar year immediately preceding Tenant’s receipt of the invoices provided for in subparagraphs (D) and (E) hereof, the Additional Rent shall be pro rata. In no event shall any rent adjustment result in a decrease in the Base Rent payable hereunder.

(F)Landlord shall maintain books and records showing Ownership Taxes and Operating Expenses in accordance with accounting principles, which are consistently applied, and its customary management practices. Tenant or its acceptable representative (as described below) shall have the right to examine Landlord’s books and records showing Ownership Taxes and Operating Expenses upon reasonable prior notice provided to Landlord, during Landlord’s normal business hours, at Landlord’s normal place of business, at any time within sixty (60) days following the furnishing by Landlord to Tenant of Landlord’s statement provided for in Section 3(D) above. Unless, within sixty (60) days of receipt of any such Landlord’s statement, Tenant shall provide Landlord with notice of its intention to inspect Landlord’s books and records pursuant to this Section and provide Landlord with a written statement of its objection to any item in such Landlord’s statement, Landlord’s statement shall be considered as final and conclusively binding on Tenant. Tenant agrees and acknowledges that any representative retained by Tenant for the purpose of examining Landlord’s books and records shall be a nationally or regionally recognized accounting firm and that such representative shall not be compensated for its services on a contingency basis. Notwithstanding anything set forth to the contrary above, in the event that the parties agree, or it is determined by a court of competent jurisdiction, that Tenant has overpaid Tenant’s Proportionate Share of Operating Expenses or Tenant’s Proportionate Share of Ownership Taxes with respect to a calendar year by more than five percent (5%), and there then exists no default by Tenant or any event which, with notice or the passage of time, or both, would constitute such a default, then Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such review of the books and records.

(G)Tenant shall pay to Landlord on the first day of each and every calendar month during the Term the amount of $3,125.00 per month (“Offset Payment”) until the later of (a) the date that the JB Lease Note as identified in the Stock Purchase Agreement between EVO Equipment Leasing, LLC and Ursula and John Lampsa is paid in full, (b) the date that John Lampsa is no longer employed by Tenant, or (c) the first anniversary of this Lease.

ARTICLE 4

USE

(A)Tenant shall use and occupy the Premises for tractor trailer vehicle parking and repairs and general office purposes related to such use as specified in the Introductory Article and for no other purpose whatsoever. Tenant shall not use or permit upon the Premises anything that will invalidate any policies of insurance now or hereafter carried on the Building or that will increase the rate of insurance on the Premises or on the Building. Tenant will pay all extra insurance premiums which may be caused by the use which Tenant shall make of the Premises. Tenant will not use or permit upon the Premises anything that may be dangerous to life or limb. Tenant will not in any manner deface or injure the Building or any part thereof or overload the floors of the Premises. Tenant will not do anything or permit anything to be done upon the Premises in any way tending to create a nuisance or tending to disturb any other tenant in the Building or the occupants of neighboring property or tending to injure the reputation of the Building. Tenant will promptly and fully comply with all governmental, health and police requirements and regulations respecting the Premises. Tenant will not use the Premises for any immoral or illegal purposes. Tenant shall not conduct nor permit to be conducted on the Premises any business which is contrary to any of the laws of the United States of America or of the State of Wisconsin or which is contrary to the ordinances of the City of Oak Creek. Tenant shall be solely responsible for procuring and maintaining any and all permits necessary for Tenant’s use.

(B)Tenant agrees that it will not use, handle, generate, treat, store or dispose of, or permit the handling, generation, treatment, storage or disposal of any Hazardous Materials in, on, under, around or above the Premises now or at any future time and will indemnify, defend and save Landlord harmless from any and all actions, proceedings, claims, costs, expenses and losses of any kind, including, but not limited to, those arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup associated with the existence of Hazardous Materials on the Premises during the Term hereof The term “Hazardous Materials”, when used herein, shall include, but shall not be limited to, any substances, materials or wastes to the extent quantities thereof are regulated by the City of Madison or any other local governmental authority, the State of Wisconsin, or the United States of America because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including asbestos and including any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table, as amended, 49 C.F.R. 172.101, or in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. subsections 9601 et seq., or the Resources Conservation and Recovery Act, as amended, 42 U.S.C. subsections 6901 et seq., or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect Tenant does hereby indemnify, defend and hold harmless the Landlord and its agents and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising by, through or under Tenant, its agents, employees, contractors, servants and invitees and out of or in any way connected with any deposit, spill, discharge or other release of Hazardous Materials that occurs during the Term of this Lease, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all applicable governmental authorities. Tenant’s obligations and liabilities under this paragraph shall survive the expiration of the Term of this Lease. Notwithstanding the foregoing, Tenant shall be permitted to use such materials as are customarily used in the ordinary course of Tenant’s business, provided that such materials are used and stored in accordance with all applicable laws.

ARTICLE 5

SERVICES

Landlord shall provide, as part of the Operating Expenses hereunder, except as otherwise provided and subject to applicable government codes, rules, regulations, and guidelines applicable thereto, whether mandatory or voluntary, the following services:

(a)

Water from City of Madison mains for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant with Landlord’s written consent, from regular Building supply at the prevailing temperature. Tenant shall pay for all water used or consumed by Tenant and billed by Landlord at rates fixed by the water utility and as measured by a deduct or sub meter. All water charges shall be billed and paid as Additional Rent. Tenant shall not waste or permit the waste of water.

(b)

Electrical service to the Premises shall not be furnished by Landlord but shall be furnished by the electric utility company servicing the Building. Tenant shall make all necessary arrangements with the electric utility company for paying for electric current provided by it to Tenant, and Tenant shall pay all charges for electric current consumed on the Premises during the Term or any other period of occupancy.

(c)

Natural gas service to the Premises shall not be furnished by Landlord but shall be furnished by the natural gas utility company servicing the Building. Tenant shall make all necessary arrangements with the natural gas utility company for paying for natural gas provided by it to Tenant, and Tenant shall pay all charges for natural gas consumed on the Premises during the Term or any other period of occupancy.

(d)	(d)Such additional services on such terms and conditions as may be mutually agreed upon by Landlord and Tenant.

All charges for any services provided by Landlord to Tenant but not provided to all tenants of the Building or provided to Tenant on other than a proportionate basis shall be paid by Tenant from time to time hereunder together with a reasonable Landlord administrative fee shall be deemed Rent reserved under this Lease and shall be due and payable at the same time as the installment of Base Rent with which they are billed, or, if billed separately, shall be due and payable within ten (10) days after such billing. In the event Tenant shall fail to make payment for such additional services Landlord may, in addition to all other remedies which Landlord may have for the non-payment of Rent and without notice to Tenant, discontinue any or all such services, and such discontinuance shall not be held or pleaded as an eviction or as a disturbance in any manner whatsoever of Tenant’s possession, or relieve Tenant from the payment of Rent when due, or vary or change any other provision of this Lease or render Landlord liable for damages of any kind whatsoever.

Tenant agrees that neither Landlord nor any of its respective agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action, because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any of the above services, except solely for personal injury if caused by the negligence of Landlord or its agents; nor shall any such interruption, diminution, delay or discontinuance be deemed an eviction or disturbance of Tenant’s use or possession of the Premises or any part thereof; nor shall any such interruption, diminution, delay or discontinuance relieve Tenant from full performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, in the event that any such interruption or discontinuance, which interruption or discontinuance is solely within Landlord’s control, continues beyond thirty (30) consecutive days, except if such interruption or discontinuance is for water, then for more than two (2) days, after written notice to Landlord and materially and adversely affects Tenant’s ability to conduct business in the Premises, or any portion thereof, and on account of such interruption or disturbance Tenant ceases doing business in the affected portion of the Premises, Base Rent and Additional Rent shall abate proportionately from and after said thirty (30) day period and for so long thereafter as Tenant remains unable to conduct its business in the Premises or such portion thereof as Tenant’s sole remedy.

ARTICLE 6

POSSESSION

Landlord hereby leases, and Tenant hereby accepts the Premises in “as-is” condition. No representations have been made by Landlord with respect to the Premises or the Building except as may be expressly contained in this Lease. If Tenant shall enter possession of the Premises prior to the Commencement Date, all of the covenants and conditions of this Lease shall be binding upon the parties hereto in respect of such possession the same as if the first day of the Term had been fixed as of the date when Tenant entered such possession.

ARTICLE 7

CONDITION OF PREMISES

Tenant’s taking possession of any portion of the Premises shall be conclusive evidence as against Tenant that such portion of the Premises were in good order and satisfactory condition when Tenant took possession, except as to any mutually agreed upon punchlist items and any latent defects (which exception shall be effective for a thirty (30) day period following the date the Premises are ready for occupancy, excluding items of damage caused by Tenant, its agents, contractors and suppliers). No promise of Landlord to alter, remodel, repair or improve the Premises or the Building and no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, other than as may be contained herein, if any.

ARTICLE 8

REPAIRS

Except as otherwise provided in Article 11 of this Lease, and subject to the provisions of Article 9 of this Lease, Tenant shall, at its sole cost and expense, keep the Premises in good order, repair and tenantable condition at all times during the Term, and Tenant shall promptly repair, at Tenant’s sole cost and expense, all systems and mechanicals within the Premises, including the HVAC system (an annual maintenance contract with Conditioned Air Design, Inc., or similar company designated by Landlord, is required throughout the Term), plumbing and electrical, all doors, including exterior and overhead doors, all damages to the Premises and for the replacement or repair of all damaged or broken glass, fixtures and appurtenances within any reasonable period of time specified by Landlord, provided, however, that Tenant shall not be required to repair or replace broken or damaged exterior window glass unless such replacement or repair is necessitated by the negligence or intentional act of Tenant, its servants, employees, agents, invitees or guests. If Tenant does not make such arrangements promptly after its receipt of written or verbal notice therefor from Landlord (except that no prior notice shall be required in cases of emergency), Landlord may, but need not, make such repairs and replacements and the costs paid or incurred by Landlord for such repairs and replacements (including Landlord’s overhead and profit, and the cost of general conditions) shall be deemed additional Rent reserved under this Lease due and payable forthwith. Landlord may, upon reasonable prior written or verbal notice to Tenant, when reasonably possible, (except that no advance notice shall be required in cases of emergency), but shall not be required so to do, enter the Premises at all reasonable times to make any repairs, alterations, improvements or additions, including, but not limited to, ducts and all other facilities for heating and air conditioning service, water meters, sprinkler system, roof and other Building systems, controls or components, as Landlord shall desire or deem necessary for the safety, maintenance, repair, preservation or improvement of the Building, or as Landlord may be required or requested to do by the City of Madison or by the order or decree of any court or by any other proper authority. Landlord shall use reasonable efforts to minimize disruption to Tenant’s normal business activities in exercising its rights under this Article 8.

In the event Landlord or its agents or contractors shall elect or be required to make repairs, alterations, improvements or additions to the Premises or the Building, Landlord shall be allowed to take into and upon the Premises all material that may be required to make such repairs, alterations, improvements or additions and, during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building or on the Property and to interrupt or temporarily suspend any services and facilities without being deemed or held guilty of an eviction of Tenant or for damages to Tenant’s property, business or person, and the Rent reserved herein shall in no way abate while said repairs, alterations, improvements or additions are being made, and Tenant shall not be entitled to maintain any set-off or counterclaim for damages of any kind against Landlord by reason thereof. Landlord shall use reasonable efforts to provide prior notice of any interruption to the electrical or mechanical service to the Premises (except in cases of emergency). Landlord shall use reasonable efforts to minimize disruption to Tenant’s normal business activities in connection with any repairs, alterations, improvements or additions to the Premises or the Building undertaken by Landlord as set forth in this paragraph. Landlord may, at its option, make all such repairs, alterations, improvements or additions in and about the Building and the Premises during ordinary business hours, but if Tenant desires to have the same done at any other time, Tenant shall pay for all overtime and additional expenses resulting therefrom.

ARTICLE 9

ALTERATIONS

Tenant shall not, without the prior written consent of Landlord, and, in the case of any work affecting any structural components or members of the Building (including, without limiting the foregoing, any work involving floor loading and floor coring), without the prior written approval of the structural engineer designated by Landlord for the Building, in each instance obtained, make (i) any structural repairs, replacements, alterations, improvements or additions to the Premises (including, without limiting the foregoing, any work involving floor loading and floor coring), (ii) any alterations, improvements, additions or repairs which affect the mechanical or operating systems of the Building, or (iii) any alterations, improvements, additions, repairs or replacements the costs of which exceed Five Thousand Dollars ($5,000.00). In the event Tenant is not required to obtain Landlord’s prior written consent for any alterations, additions or repairs, Tenant shall nonetheless provide Landlord at least twenty (20) days prior written notice thereof In the event Tenant desires to make any alterations, improvements or additions pursuant to this Article 9, or any repairs or replacements pursuant to Article 8 of this Lease, Tenant shall prior to commencing any such work:

(a)

Submit to Landlord for review by it and its engineers plans and specifications showing such work in reasonable detail and obtain Landlord’s prior written approval (Tenant shall pay to Landlord all costs incurred by Landlord in connection with such review of such plans and specifications);

(b)	Furnish Landlord with the names and addresses of all contractors and copies of all contracts with such contractors and obtain Landlord’s prior written approval;
(c)

Provide Landlord, at Tenant’s sole cost and expense, with such security as Landlord may reasonably require, as well as all necessary permits evidencing compliance with all ordinances and regulations of the city or any department or agency thereof, and with the requirements of all statutes and regulations of the state or any department or agency thereof;

(d)	Provide Landlord with certificates of insurance in forms and amounts satisfactory to Landlord including Landlord as an additional insured where required by Landlord; and
(e)	Comply, at Tenant’s sole cost and expense, with such other requests as Landlord may make in connection with such work (supervision fee shall not apply to Tenant’s initial build out work).

Tenant hereby agrees to protect, defend, indemnify and hold Landlord, the Building and the Property harmless from and against any and all liabilities of every kind and description which may arise out of or in connection with such repairs, replacements, alterations, improvements or additions.

Upon completing any of such repairs, replacements, alterations, improvements or additions, Tenant shall furnish Landlord with contractors’ affidavits, sworn statements, full and final waivers of lien and receipted bills covering all labor and material expended and used and two (2) sets of final as-built plans and specifications. All repairs, replacements, alterations, improvements and additions shall comply with all insurance requirements and with all ordinances and regulations of the City of Madison or any department or agency thereof and with the requirements of all statutes and regulations of the State of Wisconsin or of any department or agency thereof. All repairs, replacements, alterations, improvements and additions shall be constructed in a good and workmanlike manner and only good grades of material shall be used.

All alterations, improvements, additions, repairs, or replacements, whether temporary or permanent in character, including, without limitation, wall coverings, carpeting and other floor coverings, special lighting installations, built-in or attached shelving, cabinetry, and mirrors, made by Landlord or Tenant in or upon the Premises shall become Landlord’s property and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise without compensation to Tenant (excepting only Tenant’s movable office furniture, trade fixtures, and office equipment); provided, however, that Landlord shall have the right to require Tenant to remove such alterations, improvements, additions, repairs or replacements at Tenant’s sole cost and expense in accordance with the provisions of Article 19 of this Lease.

ARTICLE 10

COVENANT AGAINST LIENS

Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord’s title to the Building, Property or Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Building, Property or Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest and shall in all respects be subordinate to Landlord’s title to the Building, Property and Premises. If Tenant has not removed any such lien or encumbrance upon the Building, Property or Premises within ten (10) days after written notice to Tenant by Landlord, Landlord may, after providing written notice to Tenant, but shall not be obligated to, pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity or accuracy thereof, and the amount so paid, together with all costs and expenses (including attorneys’ fees) incurred by Landlord in connection therewith, shall be deemed additional Rent reserved under this Lease due and payable forthwith.

ARTICLE 11

DAMAGE OR DESTRUCTION BY FIRE OR CASUALTY

(A)If the Premises or any part of the Building shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises or the Building untenantable, then Landlord shall proceed to repair and restore the same to its prior existing condition with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s control. If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage and in good faith, estimate the length of time that will be required to substantially complete the repair and restoration of such damage and shall by notice advise Tenant of such estimate. If it is so estimated that the amount of time required to substantially complete such repair and restoration will exceed two hundred seventy (270) days from the date such damage occurred, then either Landlord or Tenant shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within fifteen (15) days after Landlord gives Tenant the notice containing said estimate (it being understood that Landlord may, if it elects to do so, also give such notice of termination together with the notice containing said estimate). Unless this Lease is terminated as provided in the preceding sentence, Landlord shall proceed with reasonable promptness and all due diligence to repair and restore the Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s control, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease (except as hereinafter provided) if such repairs and restoration are not in fact completed within the time period estimated by Landlord, as aforesaid, or within said two hundred seventy (270) days, so long as Landlord shall proceed with reasonable promptness and due diligence. Notwithstanding anything to the contrary herein set forth: (i) if any such damage rendering all or a substantial portion of the Premises or Building untenantable shall occur during the last twenty-four (24) months of the Term, then Landlord shall have the option to terminate this Lease by written notice to Tenant within fifteen (15) days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate as of the date of such damage; (ii) Landlord shall have no duty pursuant to this Article 11 to repair or restore any portion of alterations, additions or improvements made by or on behalf of Tenant in the Premises or improvements which are not then building standard improvements; (iii) Landlord shall not be required to commence repair and restoration hereunder until receipt of insurance proceeds; (iv) Landlord shall not be required to expend more than the amount of available insurance proceeds in such repair and restoration; (v) Landlord shall not be obligated (but may, at its option, so elect) to repair or restore the Premises or Building if any mortgagee applies proceeds of insurance to reduce its loan balance, and the remaining proceeds, if any, available to Landlord are not sufficient to pay for such repair or restoration; and (vi) Tenant shall not have the right to terminate this Lease pursuant to this Article 11 if the damage or destruction was caused by the intentional or negligent act of Tenant, its agents or employees.

(B)In the event any such fire or casualty damage not caused by the intentional or negligent act of Tenant, its agents or employees, renders the Premises substantially untenantable and Tenant is not occupying the Premises and if this Lease shall not be terminated pursuant to the foregoing provisions of this Article 11 by reason of such damage, then Base Rent and Additional Rent shall abate during the period beginning with the date of such damage and ending with the date when Landlord substantially completes its repair and restoration work. Such abatement shall be in an amount bearing the same ratio to the total amount of Base Rent for such period as the portion of the Premises being repaired and restored by Landlord and not heretofore delivered to Tenant from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to this Article 11, Rent shall be apportioned on a per diem basis and be paid to the date of such fire or other casualty.

(C)In the event of any such fire or other casualty, and if this Lease is not terminated pursuant to the foregoing provisions of this Lease, Tenant shall repair and restore any portion of alterations, additions or improvements made by or on behalf of Tenant in the Premises, and during any such period of Tenant’s repair and restoration following substantial completion of Landlord’s repair and restoration work, Rent shall be payable as if said fire or other casualty had not occurred.

ARTICLE 12

INSURANCE

In consideration of the leasing of the Premises at the rental stated in Article 2, Landlord and Tenant agree to provide insurance and allocate the risk of loss as follows:

(a)

Tenant, at its sole cost and expense but for the mutual benefit of Landlord, the grantees of any mortgages now or hereafter in force against the Building or the Property (“Mortgagees”) and Tenant (when used in this Article the term “Landlord” shall include Landlord and its officers, agents, servants and employees and the term “Tenant” shall include Tenant’s agents, servants and employees), shall purchase and keep and maintain in force and effect during the Term hereof, insurance under policies issued by insurers of recognized responsibility on its fixtures and tenant improvements including, but not limited to, wall and floor coverings, lighting fixtures, built-in cabinets and bookshelves and on its inventory, contents, furniture, equipment or other personal property located in the Premises protecting Landlord and Tenant from damage or other loss caused by fire or other casualty including, but not limited to, vandalism and malicious mischief, perils covered by all risk and extended coverage, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus, and other similar risks in amounts not less than the full insurable replacement value of such property. Such insurance shall provide that it is primary and non-contributory and shall include Landlord and Mortgagees as additional insured parties, to the extent of their interest, and shall contain a replacement cost endorsement and a clause pursuant to which the insurance carriers waive all rights of subrogation against Landlord and Mortgagees with respect to losses payable under such policies. Tenant shall deliver certificates of insurance evidencing such coverage upon execution hereof and thereafter not less than thirty (30) days prior to the expiration date of any such policy.

(b)

During the term of this Lease or any renewal thereof, Tenant shall obtain and promptly pay all premiums for Commercial General Liability Insurance with broad form extended coverage including Contractual Liability Insurance against claims occurring upon in or about the Premises with a minimum coverage of a combined single limit of$ 1,000,000.00 with excess or umbrella coverage of an additional $2,000,000.00, and all such policies and renewals thereof shall name Landlord, Landlord’s agents, Mortgagees and Tenant as additional insured parties. All policies of insurance shall provide (i) that no material change or cancellation of said policies shall be made without thirty (30) days prior written notice to Landlord, Mortgagees and Tenant (ten (10) day notice for failure to pay premiums), and (ii) that any loss shall be payable notwithstanding any act or negligence of Tenant or Landlord or Mortgagees which might otherwise result in the forfeiture of said insurance. On or before the Commencement Date of the term of this Lease, and thereafter not less than thirty (30) days prior to the expiration dates of said policy or policies, Tenant shall provide copies of policies or certificates of insurance, at Landlord’s option, evidencing coverages required by this Lease.

(c)	Tenant shall purchase and keep in force business interruption insurance covering a period of not less than twelve (12) months.

All the insurance required of Tenant under this Lease shall be issued by insurance companies authorized to do business in the State of Wisconsin with a financial rating of at least a A+ as rated in the most recent edition of Best’s Insurance Reports and in business for the past five years. The aforesaid insurance limits may be reasonably increased from time to time by Landlord.

Landlord agrees to purchase and keep in force and effect insurance on the Building against fire and such other risks as may be included in extended coverage insurance from time-to-time available in an amount not less than the greater of 80% of the full insurable value of the Building or the amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies. Such policies shall contain a replacement cost endorsement and a clause pursuant to which the insurance carriers waive all rights of subrogation against the Tenant with respect to losses payable under such policies.

By this section, Landlord and Tenant intend that the risk of loss or damage as described above be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby release each other and agree to look solely to, and to seek recovery only from, their respective insurance carriers in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible amount shall be treated as though it were recoverable under such policies. Landlord and Tenant agree that applicable portions of all monies collected from such insurance shall be used toward the full compliance of the obligations of Landlord and Tenant under this Lease in connection with damage resulting from fire or other casualty.

ARTICLE 13

LANDLORD’S LIEN

Intentionally deleted.

ARTICLE 14

CONDEMNATION

If the whole or any part of the Premises, Building or Property, other than a part which does not interfere with the maintenance or operation thereof in Landlord’s reasonable opinion, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose or if any adjacent property or street shall be condemned or improved in such manner as to require the use of any part of the Premises or of the Building, other than a part which does not interfere with the maintenance or operation thereof in Landlord’s reasonable opinion, or a conveyance is made in lieu of such a taking, the Term, at the option of Landlord, shall end upon the date when the possession of the part so taken shall be required for such use or purpose and Landlord shall be entitled to receive the entire award including all income, rents, any interest thereon and any other compensation for any taking or conveyance without any payment to Tenant, the Tenant hereby assigning to the Landlord the Tenant’s interest therein, if any, excluding any award Tenant shall be entitled to claim, prove and receive in the condemnation proceeding but only if such award or compensation shall be made by the condemning authority in addition to, and shall not result in a reduction of the award and compensation paid by it to Landlord. Current Base Rent and Additional Rent shall be apportioned as of the date of such termination.

ARTICLE 15

WAIVER OF CLAIMS AND INDEMNITY

Tenant agrees that, to the extent not expressly prohibited by law, and except as set forth below, Landlord and its officers, agents, servants and employees shall not be liable for (nor shall Rent abate as a result of) any direct or consequential damage (including damage claimed for actual or constructive eviction) either to person or property sustained by Tenant, its servants, employees, agents, invitees or guests due to the Building or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident in or about the Building or property, or due to any act or neglect of any tenant or occupant of said Building or of any other person. Tenant further agrees that all of Tenant’s personal property in the Premises or the Building shall be at the risk of Tenant only and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Notwithstanding the foregoing, Landlord shall not hereby be exculpated from any liability for personal injury arising from its own or its agents’ negligence. Tenant shall protect, indemnify and save Landlord and its officers, agents, servants and employees harmless from and against any and all obligations, liabilities, costs, damages, claims and expenses of whatever nature arising from injury to persons or damage to property on the Premises, in or about the Building, or upon the property arising out of or in connection with Tenant’s use or occupancy of the Premises or Tenant’s activities in the Building, or arising from any act or negligence of Tenant, or its agents, contractors, servants, employees, or invitees and Tenant shall not be liable for personal injury arising from Landlord’s or Landlord’s agents’ negligence.

ARTICLE 16

NONWAIVER

No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition if such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises Landlord may receive and collect any Rent due, and such payment shall not waive or affect said notice, suit or judgment.

ARTICLE 17

WAIVER OF NOTICE

Except as provided in Article 18 hereof, Tenant hereby expressly waives the service of any notice of intention to terminate this Lease or to re-enter the Premises and waives the service of any demand for payment of Rent or for possession and waives the service of any other notice or demand prescribed by any statute or other law.

ARTICLE 18

LANDLORD’S REMEDIES

If (a) default shall be made in the payment of the Rent when due, including, without limitation, any installment of Base Rent or Additional Rent, or in the payment of any other sum required to be paid by Tenant under the terms of any other agreement between Landlord and Tenant, including, but not limited to, any other lease between Landlord and Tenant, and (with respect to the first two (2) of such defaults in any twelve-month period) such default shall continue for five (5) days, or (b) default shall be made in the full and prompt performance of any of the other covenants or conditions which Tenant is required to observe and perform and such default shall continue for fifteen (15) days after written notice to Tenant (or if such default involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant), or (c) the interest of Tenant in this Lease shall be levied on under execution or other legal process, or (d) any petition shall be filed by or against Tenant to declare Tenant bankrupt or to delay, reduce or modify Tenant’s debts or obligations, or (e) Tenant be declared insolvent according to law or if any assignment of Tenant’s property shall be made for the benefit of creditors, or (f) a receiver or trustee is appointed for Tenant or its property, or (g) Tenant shall abandon or vacate the Premises during the Term of this Lease, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, without notice or demand of any kind to Tenant or any other person, have any one or more of the following de- scribed remedies in addition to all other rights and remedies provided at law or in equity:

(a)

Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith as damages a sum of money equal to the value of the (a) Landlord’s Work, (b) the amount of any real estate broker’s commission paid due to this Lease, (c) amounts currently due and owing to Landlord, and (d) the Rent provided to be paid by Tenant for the balance of the stated Term of the Lease, and any other sum of money and damages owed by Tenant to Landlord.

(b)

Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry and detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet all or any part of the Premises, for such rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term of this Lease and the right to relet the Premises as a part of a larger area and the right to change the character or use made of the Premises), provided, however, Landlord shall attempt to mitigate its damages to the extent required under applicable law. For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient, and if Landlord shall fail or refuse to relet the Premises or if the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of such decorations, repairs, changes, alterations and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the Rent provided for in this Lease to be paid, then Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for such period or periods, together with the cost of Landlord’s Work and real estate broker’s commission paid due to this Lease, or if the Premises have been relet, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this paragraph and any other sums due under this Lease from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

Tenant hereby waives trial by jury in any action or proceeding brought by, through or under Landlord, under or in connection with this Lease.

In addition to and without limitation of the foregoing, in the event Tenant fails to perform any covenant of Tenant hereunder, subject to any applicable grace period (except in the event such failure involves a hazardous condition), Landlord shall have the right to cause such covenant to be performed and Tenant shall pay the cost thereof, together with Landlord’s administrative fee, as additional Rent hereunder within three (3) days after notice hereof.

ARTICLE 19

SURRENDER OF POSSESSION

(A)On or before the date this Lease and the Term hereby created terminates, or on or before the date Tenant’s right of possession terminates, whether by lapse of time or at the option of Landlord, Tenant shall:

(i)restore the Premises to the same condition as they were in at the beginning of the Term (except as otherwise provided in Article 11 of this Lease) and remove those alterations, improvements or additions installed for or during Tenant’s occupancy, whether installed by Landlord or Tenant, or acquired by Tenant from former tenants, including, without limitation, any cabling installed in the Premises, if Landlord so requests Tenant to remove;

(ii)remove from the Premises and the Building all of Tenant’s personal property; and

(iii)surrender possession of the Premises to Landlord in a clean condition free of all rubbish and debris.

(B)If Tenant shall fail or refuse to restore the Premises to the above-described condition on or before the above-specified date, Landlord may enter into and upon the Premises and put the Premises in such condition and recover from Tenant Landlord’s cost of so doing. If Tenant shall fail or refuse to comply with Tenant’s duty to remove all personal property from the Premises and the Building on or before the above-specified date, the parties hereto agree and stipulate that Landlord may enter into and upon the Premises and may, at its election:

(i)treat such failure or refusal as an offer by Tenant to transfer title to such personal property to Landlord, in which event title thereto shall thereupon pass under this Lease as a bill of sale to and vest in Landlord absolutely without any cost either by set-off, credit allowance or otherwise, and Landlord may retain, remove, sell, donate, destroy, store, discard, or otherwise dispose of all or any part of said personal property in any manner that Landlord shall choose;

(ii)treat such failure or refusal as conclusive evidence, on which Landlord or any third party shall be entitled absolutely to rely and act, that Tenant has forever abandoned such personal property, and without accepting title thereto, Landlord may, at Tenant’s expense, remove, store, destroy, discard or otherwise dispose of all or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or to any other person. In no event shall Landlord ever become or accept or be charged with the duties of a bailee (either voluntary or involuntary) of any personal property, and the failure of Tenant to remove all personal property from the Premises and the Building shall forever bar Tenant from bringing any action or from asserting any liability against Landlord with respect to any such property which Tenant fails to remove.

ARTICLE 20

HOLDING OVER

Tenant shall pay to Landlord one hundred fifty percent (150%) of the Base Rent plus one hundred fifty percent (150%) of the Additional Rent then applicable for the first month or portions thereof Tenant shall retain possession of the Premises or any portion thereof after the termination of this Lease, whether by lapse of time or otherwise and double the Base Rent plus double the Additional Rent then applicable any time thereafter during which Tenant shall retain possession of the Premises or any part thereof. In addition, Tenant shall pay all damages sustained by Landlord, whether direct or consequential, on account thereof. At the option of Landlord, expressed in a written notice to Tenant and not otherwise, such holding over shall constitute a renewal of this Lease at the rental rates then prevailing for similar space in the Building for a period of one (1) year. The provisions of this Article shall not operate as a waiver by Landlord of any right of re-entry hereinbefore provided.

ARTICLE 21

COSTS, EXPENSES AND ATTORNEYS’ FEES

In case Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all reasonable costs, expenses and attorneys’ fees incurred or paid by Landlord in connection with such litigation. Tenant shall also pay all reasonable costs, expenses and attorneys’ fees that may be incurred or paid by Landlord in enforcing any of Tenant’s covenants and agreements in this Lease. In case Tenant shall, without fault on its part, be made a party to any litigation commenced by or against Landlord, then Landlord shall pay all reasonable costs, expenses and attorneys’ fees incurred or paid by Tenant in connection with such litigation.

ARTICLE 22

COMPLIANCE WITH LAWS

Tenant shall operate the Premises and its business respectively in compliance with all applicable federal, state, and municipal laws, ordinances and regulations, including the payment of all taxes owing as a result of Tenant’s business, and shall not directly or indirectly, make any use of the Premises or Property which is prohibited by any such laws, ordinances or regulations.

ARTICLE 23

CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent:

(a)

To designate and approve, prior to installation, all types of window shades, blinds, drapes, and other similar equipment, and to control all internal lighting that may be visible from the exterior of the Building.

(b)

On reasonable prior notice to Tenant, to show the Premises to (i) prospective tenants at reasonable hours during the last twelve (12) months of the Term and, if vacated during such period to decorate, remodel, repair or otherwise prepare the Premises for re-occupancy without affecting Tenant’s obligation to pay Rent, and (ii) others having a legitimate interest at any time during the Term of this Lease.

(c)

To retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. No locks shall be changed without the prior written consent of Landlord(d) To decorate or to make repairs and/or replacement of windows, Building facade or any components of the Building envelope or other Building systems (in Landlord’s sole discretion) or any other repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building or Property, or any part thereof, and for such purposes to enter upon the Premises and, during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend Building services and facilities, all without abatement of Rent or affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible.

(d)	To have and retain a paramount title to the Premises free and clear of any act of Tenant purporting to burden or encumber it.
(e)

To have access to the Premises, with its agents and contractors, for the purpose of reading, maintaining, servicing, installing or replacing the Building’s water meter(s), deduct meter(s) and Building services, such as sprinkler system(s).

(f)	To have access to the Premises, with its agents and contractors, for the purpose of accessing, repairing and maintaining the Building’s roof access points.

Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant’s use or possession and without being liable in any manner to Tenant.

ARTICLE 24

ESTOPPEL

Tenant agrees that from time to time upon not less than ten (I 0) days prior request by Landlord, Tenant or Tenant’s duly authorized representative having knowledge of the following facts shall deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect); (b) the dates to which the Base Rent and Additional Rent have been paid; (c) that neither Landlord, to the best of Tenant’s knowledge, nor Tenant is in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that there are no offsets or defenses to the payment of Base Rent, Additional Rent or any other sums payable under this Lease or, if there are any such offsets or defenses, specifying such in detail; and (e) such further matters as are reasonably set forth on the form of estoppel certificate, or as may be reasonably requested by Landlord.

ARTICLE 25

RULES AND REGULATIONS

Tenant agrees to observe the reservations to Landlord in Article 23 hereof and agrees, for itself, its employees, agents, servants, clients, customers, invitees, licensees and guests to observe and comply at all times with the rules and regulations set forth on Exhibit B and such other rules and regulations as Landlord may from time-to-time make for the Premises or the Building, provided that such modifications and additions do not materially adversely affect Tenant’s rights hereunder and that failure to observe and comply with such reservations, rules and regulations shall constitute a default under this Lease.

Landlord reserves the right to make such reasonable rules and regulations as in Landlord’s judgment may from time to time be desirable for the safety, care, cleanliness and good operation of the Building and Premises and for the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such rules and regulations, or terms, covenants and conditions by any other tenant, its employees, agents, invitees, or by any other person.

ARTICLE 26

INTENTIONALLY DELETED

ARTICLE 27

ASSIGNMENT AND SUBLETTING

Tenant shall not, without the prior written consent of Landlord, (i) assign, convey, mortgage, pledge or otherwise transfer this Lease, or any part thereof, or any interest hereunder; (ii) permit any assignment of this Lease, or any part thereof, by operation of law; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises, or any part thereof, by any parties other than Tenant, its agents and employees. Tenant shall, by notice in writing, advise Landlord of its intention from, on and after a stated date (which shall not be less than thirty (30) days after date of Tenant’s notice), to assign this Lease, or any part thereof, or to sublet any part or all of the Premises for the balance or any part of the Term. Tenant’s notice shall include all of the terms of the proposed assignment or sublease (whether contained in such assignment or sublease or in separate agreements) and shall state the consideration therefor. Tenant’s notice shall state the name and address of the proposed assignee or subtenant and a true and complete and fully-executed copy of the proposed assignment or sublease and any and all other agreements relating thereto shall be delivered to Landlord with Tenant’s notice. Tenant shall pay all of Landlord’s costs and expenses, including reasonable attorney fees, related to evaluating any such request.

In the event that Tenant desires to sublease the entire Premises for the remainder of the Term, Landlord shall have the right, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice, to recapture the Premises and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space therein described as of the date stated in Tenant’s notice.

If Tenant’s notice shall cover all of the Premises, and Landlord shall have exercised its foregoing recapture right, the Term of this Lease shall expire and end on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If Landlord, upon receiving Tenant’s notice with respect to any such space, shall not exercise its right to recapture as aforesaid, and if Tenant is not in default under the terms of this Lease, Landlord will not unreasonably withhold its consent to Tenant’s assignment of the Lease or subletting such space to the party identified in Tenant’s notice, provided, however, that in the event Landlord consents to any such assignment or subletting, and as a condition thereto, Tenant shall pay to Landlord fifty percent (50%) of all profit derived by Tenant from such assignment or subletting. For purposes of the foregoing, profit shall be deemed to include, but shall not be limited to, the amount paid or payable to Tenant to effect or to induce Tenant to enter into any such transaction, and the amount of all rent and other consideration of whatever nature payable by such assignee or sublessee in excess of the Base Rent and Additional Rent payable by Tenant under this Lease. If a part of the consideration for such assignment or subletting shall be payable other than in cash, the payment to Landlord of its share of such non-cash consideration shall be in such form as is satisfactory to Landlord. Tenant agrees that the withholding by Landlord of its consent to a proposed assignment or sublease will not be deemed “unreasonable” if, among other reasonable criteria to be examined by Landlord:

(a)	the proposed subtenant or assignee is not creditworthy and financially responsible
(b)	the proposed subtenant or assignee does not, in Landlord’s discretion, have a good business reputation;
(c)	the intended use of the Premises by the proposed subtenant or assignee is different from the permitted use stated in Article 4;
(d)	the managerial and operational skills of the proposed subtenant or assignee are not as good as those of Tenant;
(e)	the proposed subtenant or assignee is a tenant in the Building or an entity with which Landlord or its agents are in discussions regarding a possible tenancy; or
(f)	Tenant is or has been in default under the Lease.

Notwithstanding anything contained herein to the contrary, an action for declaratory judgment or specific performance shall be Tenant’s sole right and remedy in any dispute as to whether Landlord unreasonably withheld its consent to any proposed assignment or sublease and Tenant shall not be entitled to recover (and hereby waives) any damages from Landlord if Landlord is adjudicated to have unreasonably withheld such consent.

Tenant shall and hereby agrees that it will furnish to Landlord upon request from Landlord a complete statement, certified by an independent certified public accountant, setting forth in detail the computation of all profit derived and to be derived from such assignment or subletting, such computation to be made in accordance with generally accepted accounting principles Tenant agrees that Landlord or its authorized representatives shall be given access at all reasonable times to the books, records and papers of Tenant relating to any such assignment or subletting, and Landlord shall have the right to make copies thereof The percentage of Tenant’s profit due Landlord hereunder shall be paid to Landlord within five (5) days of receipt by Tenant of all payments made from time to time by such assignee or sublessee to Tenant.

For purposes of the foregoing, any change in the partners of Tenant, if Tenant is a partnership, or, if Tenant is a corporation or limited liability company, any transfer of any or all of the shares of stock or membership interests of Tenant by sale, assignment, operation of law or otherwise resulting in a change in the present control of such corporation or limited liability company by the person or persons owning a majority of such shares or membership interests as of the date of this Lease, shall be deemed to be an assignment within the meaning of this Article 27.

Any subletting or assignment hereunder shall not release or discharge Tenant or any guarantor(s) of or from any liability, whether past, present or future, under this Lease, and Tenant and guarantor(s) shall continue fully liable thereunder. Any subtenant or assignee shall agree in a form satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such sublease or assignment and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord, on demand, all reasonable costs incurred by Landlord (including fees paid to consultants and attorneys) in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant. Any sale, assignment, mortgage, transfer, or subletting of this Lease which is not in compliance with the provisions of this Article shall be of no effect and void.

Notwithstanding anything to the contrary contained herein, Landlord may withhold consent to a sublease or assignment unless Landlord is provided with waivers from any brokers involved in such subleasing or assignment of all lien rights of any such brokers under Wisconsin law. Landlord also may withhold consent to a sublease or assignment if the proposed assignee or sublessee or its business is subject to compliance with additional requirements of any law (including related regulations) beyond those requirements which are applicable to Tenant on or prior to the said assignment or sublease unless the proposed assignee or sublessee shall:

(a)	first deliver plans and specifications for complying with such additional requirements and obtain Landlord’s consent thereto, and
(b)	comply with all Landlord’s conditions therefor or contained in such consent, including without limitation, requirements for security to assure the lien free completion of the transaction.

ARTICLE 28

NOTICE

All notices, demands, approvals and consents which may or are required to be given by one party to the other under this Lease shall be in writing and shall be delivered personally or by a nationally-recognized air courier service or mailed by United States certified or registered mail, postage prepaid, (a) if for Tenant, addressed to Tenant at the Premises, with copies to:

Ursa Major Corporation

6925 South 6th Street, Suite 1 00

Oak Creek, WI 53154

Attention: _____________________

or at such other place as Tenant may from time to time designate by notice to Landlord, or (b) if for Landlord, addressed to:

Ursa Group LLC

Attention: Mr. John Lampsa

245 Legend Heights

Wales, WI 53183

With copies to:

SBR Law Group LLC

675 N. Barker Road, Suite 300

Brookfield, WI 53045

Attention: Susan C. Sorrentino

or at such other place as Landlord may from time to time designate by notice to Tenant. Notices shall be deemed given (i) if mailed, three (3) days after posting in the United States mails in accordance with the provisions of this Article 28, (ii) if hand delivered, upon receipt of delivery, and (iii) if delivered by a nationally recognized overnight air courier services, one (1) business day after delivery to such service.

ARTICLE 29

OPTION TO PURCHASE

Subject to the terms and conditions set forth herein, Tenant shall have the right to purchase all of the Landlord’s interest in the Property (“Option to Purchase”). Tenant may exercise the Option to Purchase by giving Landlord written notice of Tenant’s intent to exercise during the time period commencing October 1, 2024 through November 30, 2024 (“Exercise Date”) and the Closing shall be held between the dates of December 1, 2024 through January 31, 2025; provided, however, this Lease shall not have been terminated and Tenant is not in default of this Lease at the time the option to purchase is exercised through the date of Closing. Tenant’s Option to Purchase shall terminate upon termination of this Lease. The Closing shall take place at a time and place mutually agreed by Landlord and Tenant.

The purchase price shall be the fair market value as determined by the parties, or if the parties fail to agree on the fair market value of the Property, the purchase price shall be the greater of (a) One Million, Seven Hundred Fifty Thousand Dollars ($1,750,000) or (b) the fair market value as determined by the following appraisal process.

Appraisal Process. Each party shall select an experienced, qualified Member of the Appraisal Institute (“MAI”) appraiser specializing in commercial properties in the metropolitan area in which the Property is located to determine the fair market value of the Property and each party shall advise the other party in writing of the appraiser selected. The two appraisers so appointed shall be instructed to each prepare a written appraisal which will show the fair market value of the Property. Each appraiser shall then notify both parties, simultaneously and in writing, of their determination within 30 days or such other date as the parties shall agree. Provided that if the difference of the two appraisals is less than or equal to ten percent (10%), then the arithmetic average of the two appraisals shall be the fair market value for the Property and such determination shall be conclusive and binding upon the parties.

If the difference between the two appraisals is more than ten percent (10%), then within ten (10) days after the date that the parties are notified of such appraisals, the two appraisers previously retained shall jointly appoint a third similarly qualified and experienced MAI appraiser and shall advise the parties in writing of the name of said appraiser. If such two appraisers are unable to agree upon the appointment of a third appraiser within such ten (10) day period, they will give written notice of such failure to agree to the parties, and thereafter, if the parties fail to agree upon the selection of a third appraiser within ten (10) additional days after they are so advised, then either party may make application to the then acting senior judge of the circuit court for the county in which the Property is located to designate or appoint such third appraiser.

The third appraiser shall then be instructed as the initial two appraisers were previously instructed to prepare an appraisal showing the fair market value for the Property. The third appraiser shall notify both parties, simultaneously and in writing of its determination as described herein within thirty (30) days after his appointment, and his appraisal shall be final. The cost of all appraisals shall be paid by Tenant. The time for closing shall be extended as necessary to complete such appraisals. In no event shall Landlord be required to sell the Property for less than $1,750,000.

This Option to Purchase shall automatically terminate upon the earlier of (i) the date that notice of termination of this Lease is given; or (ii) the deadline for Tenant to exercise the option pursuant to each Exercise Date.

(a)

Title Evidence. Within thirty (30) days after the Exercise Date, Landlord shall at Landlord’s cost deliver or cause to be delivered to Tenant a current written commitment from a title company determined by Landlord in its reasonable discretion (the “Title Company”) for issuance at Closing of an ALTA owner’s policy of title insurance covering the Property in the amount of the Purchase Price (the “Title Commitment”), together with copies of all exception documents referenced therein. The final Title Policy issued pursuant to the Title Commitment shall show title to the property as of the date of closing to be subject only to the following: (i) municipal and zoning ordinances and agreements entered under them, (ii) recorded easements for utility and municipal services, (iii) recorded building and use restrictions and covenants, (iv) general taxes levied in the year of closing, not yet due and payable; and (v) title matters acceptable to Tenant (collectively, the “Permitted Exceptions”). Tenant shall have ten (10) days after receipt of the Title Commitment to object in writing to any condition of title that is not a Permitted Exception under this agreement. Tenant’s failure to so object shall constitute a waiver of any objections. Matters specifically stated in the Title Commitment and not objected to by Tenant shall become Permitted Exceptions. If any objection is made, Landlord shall have until Closing to correct the condition. If the condition of title is not or cannot be corrected using Landlord’s reasonable efforts on or prior to Closing, Tenant may, at its option, either (i) declare Tenant’s election to purchase null and void, with this Lease continuing in full force and effect, or (ii) proceed to Closing.

(b)	Closing.
(i)	Landlord’s Closing Obligations. At Closing, Landlord shall execute and deliver (in a form reasonably acceptable to Tenant and the Title Company, if applicable):
a.	A Special Warranty Deed conveying the Property to Tenant free and clear of all liens and encumbrances except for the Permitted Exceptions;
b.	The Title Company’s standard Owner’s Affidavit as to liens and possession with respect to the Property and GAP endorsement, if applicable;
c.	A closing statement for purchase and sale of the Property as the case may be (the “Closing Statement”);
d.	A corporate resolution authorizing said transaction; and
e.

Such other documentation as Tenant may reasonably request to enable Tenant to consummate the transaction contemplated in this agreement, provided that no such additional documentation imposes any cost or obligation on Landlord not otherwise expressly imposed on Landlord under this agreement, and any other documentation as may be required by law or by the Title Company, if applicable.

(ii)

Tenant’s Closing Obligations. At Closing, Tenant shall deliver, in immediately available funds, an amount equal to the purchase price net of all closing proration’s, adjustments and credits. In addition, at Closing Tenant shall execute and deliver (in a form reasonably acceptable to Landlord and the Title Company, if applicable):

a.	A counterpart of the Closing Statement;
b.	A corporate resolution authorizing said transaction; and;
c.

Such other documentation as Landlord may reasonably request to enable Landlord to consummate the transaction contemplated in this agreement; provided that no such additional documentation imposes any cost or obligation on Tenant not otherwise expressly imposed on Tenant under this agreement and any other documentation as may be required by law or the Title Company, if applicable;

(c)	Fees. If applicable, Tenant shall pay all costs charged by the Title Company for closing the transaction contemplated in this Agreement.

(d)	Real Estate Transfer Fees. At Closing, Tenant shall pay all real estate transfer fees/tax stamps associated with the conveyance of the Property that may be required by Wisconsin Laws, if applicable.
(e)

Recording Fees. At Closing, Tenant shall pay all recording fees in connection with the purchase and sale of the Property, and Tenant shall pay the recording fees for documents that are required to be recorded in order for title to the Property to be in the condition required under this agreement, if applicable.

(f)

Additional Documents. Without limiting any other provisions in this agreement, at Closing, Tenant and Landlord shall execute documents normally executed by Tenant and Landlord for a real estate transfer in the State of Wisconsin.

(g)

Failure to Close. Should Tenant’s purchase of the Property under the Option to Purchase fail to close for any reason, Tenant shall reimburse Landlord for any and all costs (i.e., travel expenses, reasonable attorney’s fees, title company expenses, loan fees, etc.) associated with Landlord’s good faith effort to close the transaction and Tenant’s Option to Purchase shall automatically terminate.

In addition, Landlord agrees that if, during the term of this Lease and prior to the Exercise Date referenced above, Landlord intends to list the Property for sale with a real estate broker, Landlord will notify Tenant of Landlord’s intention to list the Property for sale and Landlord will postpone/delay the commencement of the listing agreement for 30 days to allow Tenant to submit an offer to purchase the Property (or waive the right to submit an offer to purchase, as applicable) during such 30-day period.

ARTICLE 30

CONVEYANCE BY LANDLORD

In case Landlord or any successor owner of the Property or the Building shall convey or otherwise dispose of any portion thereof to another person, such other person shall in its own name thereupon be and become Landlord hereunder and shall assume fully in writing and be liable upon all liabilities and obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, and such original Landlord or successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations not then incurred.

ARTICLE 31

SUBORDINATION OF LEASE

The rights of Tenant under this Lease shall be and are subject and subordinate at all times to the lien of any mortgages now or hereafter in force against the Property or the Building, or all of them, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof. This Article is self-operative, and no further instrument of subordination shall be required. Any mortgagee may, however, elect to have this Lease be superior to its mortgage. At Landlord’s request, Tenant shall execute a document in recordable form confirming that this Lease is subordinate (or at the mortgagee’s or beneficiary’s election, superior) to any mortgage or deed of trust. Tenant, at the option of any mortgagee, agrees to attorn to such mortgagee in the event of a foreclosure sale or deed in lieu thereof.

ARTICLE 32

MISCELLANEOUS

Landlord and Tenant further covenant with each other that:

(a)	All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights and remedies allowed by law.
(b)

All payments becoming due under this Lease or under any work order or other agreement relating to the Premises shall be considered as Rent, and if unpaid when due shall bear interest from such date until paid at the rate of three percent (3%) per annum in excess of the prime rate of interest as published from time to time in The Wall Street Journal (unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event such lesser rate shall be charged).

(c)

The word “Tenant” wherever used herein shall be construed to mean Tenants in all cases where there is more than one Tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

(d)

Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit, not only of Landlord and of Tenant, but also of their respective heirs, legal representatives, successors and assigns, provided this clause shall not permit any assignment contrary to the provisions of Article 27 hereof

(e)

All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord unless in writing signed by Landlord.

(f)

Submission of this instrument for examination shall not bind Landlord in any manner, and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant.

(g)	No rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.
(h)	Sectional headings in this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions hereof.
(i)

The laws of the State of Wisconsin shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not offset or impair any other provision. If any provision of this

Lease is capable of two constructions, one of which would render the provision invalid and the other of which would make the provision valid, then the provision shall have the meaning which renders it valid.

(j)

Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the title of Landlord.

(k)

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

(l)

Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(m)

Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant’s designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

(n)

All indemnities, covenants and agreements of Tenant contained herein which inure to the benefit of Landlord shall be construed to also inure to the benefit of Landlord’s partners, members, managers, officers, agents and employees.

(o)

Within sixty (60) days of the end of each fiscal year of Tenant during the Term, Tenant shall deliver to Landlord the annual financial statements of Tenant for its most recent fiscal year and the personal financial statements of any guarantor(s).

(p)

If Landlord fails to perform any of its obligations hereunder and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by the other party (or its agents, employees, contractors, licensees or invitees) or any other cause beyond the reasonable control of Landlord, then Landlord shall not be deemed in default under this Lease as a result of such failure and the time for performance provided for herein shall be extended by the period of delay resulting from such cause.

(q)

Landlord shall not be liable to Tenant or to Tenant’s agents, employees, guests or invitees for security at the Premises. To the extent that Tenant procures a security system which is installed in the Premises, any such system shall be at Tenant’s sole cost and expense and Tenant shall provide Landlord with all security and pass codes (and any revisions to same).

(r)

Landlord and Tenant each shall and hereby does waive trial by jury in any action, proceeding or counterclaim brought by Landlord against Tenant or by Tenant against Landlord on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or any claim of injury or damage.

ARTICLE 33

EXCULPATION

Any obligation of Landlord, or its agent, under or with respect to this Lease or the Building shall be enforceable only against and payable out of Landlord’s interest in the Building and Property, and Tenant hereby agrees that neither Tenant nor any other person shall have or may assert any right, recourse or remedy to or against Landlord or its agent or any assets of Landlord, except to the extent (if any) of their respective interests in the Building and the Property; and no officer, shareholder, director, employee, partner, trustee or beneficiary of Landlord or its agent assumes or shall have any personal liability of any kind whatsoever hereunder. In no event shall Landlord be liable for consequential or punitive damages with respect to this Lease.

ARTICLE 34

LATE PAYMENT

Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Additional Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact number of which will be extremely difficult to ascertain. Such costs include, but are not limited to processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage covering the Premises. Accordingly, if any installment of Base Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after such amount shall be due, Tenant shall pay to Landlord a monthly late charge equal to ten percent (10%) of such overdue amount or the maximum allowed by Law, whichever is less. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant Acceptance of such late charge by Landlord shall in no event constitute waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

ARTICLE 35

COVENANT OF QUIET ENJOYMENT

Landlord agrees that Tenant, on paying the Base Rent, Additional Rent and other charges and payments herein reserved and on keeping, observing and performing all of the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term of this Lease, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof, free from hindrance by Landlord or any other person claiming by, through or under Landlord.

ARTICLE 36

OPTION TO RENEW

Landlord grants Tenant (but not to any successor or assign of Tenant) one (1) option to extend the Term of the Lease for one term of five (5) years (the “Extension Term”). The Term and Extension Term, if properly exercised, shall be known as the Term. This option to renew must be exercised by Tenant no sooner than twenty-four (24) months and no later than twelve (12) months prior to the Termination Date, by giving Landlord written notice thereof. Time shall be of the essence with respect to the exercise of the option to extend hereunder, and, if not timely exercised by Tenant, Tenant shall have no right to extend the Term as set forth herein or otherwise. Notwithstanding anything set forth herein, at Landlord’s sole discretion, Tenant’s election to extend the Term hereunder may not be effective if, on the date of such exercise or between said date and the Termination Date, there shall exist any default by Tenant or any event which, with notice or the passage of time or both, would constitute such a default. The extension of the Term shall be subject to all terms and conditions of this Lease, except that the Base Rent shall be three percent (3%) greater than the final year of the Term and shall increase three percent (3%) each year of the Extension Term. This Article 36 shall not be applicable to the Extension Term. Article 29 shall not apply to, nor be operative, during the Extension Term.

ARTICLE 37

PARKING

Tenant shall have the right to use, in common with all other tenants of the Building, the parking area on the south side of the Building except that seven (7) parking stalls are reserved for other tenants (5 parking stalls on the west end and 2 parking stalls on the south side) Such parking spaces shall be available to Tenant’s guests, customers and office employees on a first come, first serve basis. No overnight parking shall be permitted on the south side of the Building. Parking for all non-office employees and all service vehicles shall be on the north side of the Building.

ARTICLE 38

SIGNAGE

Tenant may erect and maintain, at Tenant’s sole cost, subject to Landlord’s placement, review and written approval, signage on Tenant’s front door and name placement on the Building’s existing monument sign. Tenant may erect and maintain, at Tenant’s sole cost, subject to Landlord’s placement, review and written approval, “No Truck Parking” signs along the common driveway and directional signage at the rear of the Building. Tenant will insure and maintain any sign in good condition, repair and operating order at all times, and will remove same at the end of the Lease Term. If Tenant’s sign is damaged or inoperative, Tenant will commence to repair such sign within five (5) days after receipt of notice from Landlord. Landlord, at Landlord’s option, may repair such sign at Tenant’s expense upon the failure of Tenant to commence such repairs timely. Tenant will not place or maintain any decoration, lettering, or advertising matter, on the glass of any window or door of the Premises without first obtaining Landlord’s written consent. All interior signs, decorations, displays or advertising of Tenant visible from the exterior of the Premises will be in good taste and will conform to the standards of design, motif, and decor established from time to time by Landlord for the Building, and shall conform to all applicable laws, rules and regulations.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first set forth above.

LANDLORD:

Ursa Group LLC

By:	/s/ John Lampsa
John Lampsa, Member

By:	/s/ Ursula Lampsa
Ursula Lampsa, Member

TENANT:

Ursa Major Corporation (dba Ursa Logistics)

By:	/s/ Damon Cuzick

Name:	Damon Cuzick

Its:	President

EXHIBIT A

PLAN OF PREMISES

EXHIBIT B

RULES AND REGULATIONS

BUILDING RULES AND REGULATIONS

1.

The Property, including the Building and the Premises, is smoke free except for immediately north of the Building. Tenants should provide acceptable butt receptacles near the north mandoor of their suite. Tenants should inform employees and customers of this rule.

2.	Parking is limited to the marked stalls in the south parking lot. Parking in the roadway is prohibited. Overnight parking in the south parking lot is prohibited.
3.	Tenants and guests are asked to maintain slow speeds on the common roadway.
4.	Tenants are required to maintain clean interior windows.
5.	Tenants shall notify landlord as soon as possible, and in any event, within 24 hours, of any damage to common areas.